Exhibit 99.3

Headwaters Employee Letter

Dear Headwaters Employees,

I am excited to announce a new chapter in the history of Headwaters.

On Sunday, November 20th, we announced that Headwaters has entered into an agreement to combine with Boral Limited.  A copy of the press release we issued is attached to this email.

For those of you not familiar with Boral, the company is headquartered in Sydney, Australia. Boral is Australia’s largest building and construction materials supplier and has an existing presence in the North American building and construction materials industry, with established positions in bricks, concrete and clay roof tiles, manufactured stone and fly ash, and a developing light building products business.

Together with Boral, we will have an expanded presence around the world and will be one of the leading manufacturers and distributors of building products and construction materials for the infrastructure, new residential, repair and remodel, commercial and institutional construction markets.  By joining forces, we expect Boral and Headwaters will be able to deliver a premier selection of high-quality products to our customers.

We are excited about the opportunities we will have as part of Boral as we bring together our two world-class organizations and outstanding sales teams. We have long admired Boral and believe that our two companies share a common commitment to high quality products and services.  We believe that this transaction is an important step forward for Headwaters.

While this announcement is exciting, it is just the first step in our journey to bring these two great companies together.  Over the coming months, we will be working to secure the necessary regulatory and shareholder approvals to close the transaction, which is expected to be completed in mid-calendar year 2017.

Until then, Headwaters and Boral will remain separate companies, and there will be no changes in how we operate or conduct business.  It is imperative that we continue to deliver on our customer commitments.  We’re counting on all of you to do everything in your power to ensure that we stay focused on what we do best — performing our day-to-day duties to create value for our customers.

An announcement like this may draw attention from media, the financial community, and others who follow Headwaters. As always, it is important for our company to speak with one voice. If you receive any inquiries from an external party, please forward them to Jennifer Hawkins by phone (801) 984-9445 or email at jhawkins@headwaters.com.

We recognize that you will likely have questions about this announcement and what it means for you. Managers across the organization will be the primary contact points at their respective facilities as we talk about the announcement in more detail. In addition, a list of Frequently Asked Questions is also attached.

Please keep in mind that we have only just announced this transaction and many key decisions have not yet been made at this time. We are committed to sharing information as soon as we can and will work to answer your questions and address any concerns you may have.

Headwaters’ tremendous growth and strong performance is a testament to all of your hard work and dedication. Together, we have made Headwaters into one of the leading companies in our industry, committed to improving lives through innovative advancements in construction materials. Our success over the years has positioned us for this exciting next chapter.

I am proud of all that we have accomplished together and I thank you for your continued commitment to Headwaters.

Sincerely,

Kirk Benson

Important Additional Information

In connection with the proposed merger, Headwaters intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Headwaters will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HEADWATERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Headwaters with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Headwaters via Headwaters’s Investor Relations section of its website at www.headwaters.com or by contacting Investor Relations by directing a request to Headwaters Incorporated, Attention: Investor Relations, 10701 S. River Front Parkway, Suite 300, or by calling (801) 984-9400.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Headwaters, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Headwaters in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Headwaters’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Headwaters’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on January 6, 2016, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed with the SEC on November 15, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Headwaters’s Investor Relations section of its website at www.headwaters.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Headwaters may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Headwaters may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Headwaters may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Headwaters’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended September 30, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Headwaters’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Headwaters undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.